UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2013

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35337	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Eighth Avenue

New York, New York 10011

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

With respect to the fiscal year ended December 31, 2012, the Compensation Committee of the Board of Directors of WebMD Health Corp. (the “Compensation Committee”) has approved, at a meeting held on February 28, 2013, the following annual bonuses and Supplemental Bonus Plan Awards for the persons listed below (each of whom is an executive officer of WebMD, other than Kevin Cameron, an employee of WebMD who also serves as a member of its Board of Directors):

Name	Title	Bonus	Supplemental Bonus Plan Award
Cavan Redmond	Chief Executive Officer	$76,200	$304,800

William Pence	Executive Vice President, Chief Operating Officer and Chief Technology Officer	$55,250	$221,000

Martin Wygod	Chairman of the Board	$98,000	$392,000

Anthony Vuolo	Executive Vice President and Chief Financial Officer	$90,000	$360,000

Steven Zatz, M.D.	Executive Vice President, Professional Services	$55,250	$221,000

Kevin Cameron	Special Advisor to the Chairman	$55,000	$165,000

The amounts in the column labeled “Bonus” will be paid to the listed executives in cash in March 2013. The amounts in the column labeled “Supplemental Bonus Plan Award” will be contributed to a trust in March 2013. In March 2014, the trust will distribute to the respective executives the contributions made to it by WebMD on their behalf, together with actual net interest earned on the contributed amounts; provided, however, that in order to receive such payment, the individual must continue to be employed by WebMD on March 1, 2014, unless their separation from employment occurs as a result of death or disability or, in certain cases, if they are terminated without cause or resign for good reason following a change in control of WebMD. The above amounts were determined by the Compensation Committee, in its discretion. In determining the bonus for Mr. Redmond, the Compensation Committee took into consideration that he joined WebMD, as Chief Executive Officer, in the middle of the year. The Compensation Committee also approved, in its discretion, an additional bonus of $250,000 for Mr. Vuolo, payable in March 2013, in recognition of his service as Interim Chief Executive Officer of WebMD during the first half of 2012.

*         *         *         *

On February 28, 2013, the Compensation Committee approved amendments to the employment agreements of William Pence and Steven Zatz, M.D. (the “Amendments”). The Amendments provide for a target bonus amount of $600,000 (the “Target Amount”) for fiscal year 2013 (generally payable in March 2014) for each of them, with the following terms: 50% of the Target Amount may be earned based on the extent that certain company-wide financial targets are met (the “Corporate Goals”); and 50% of the Target

Amount may be earned based on the extent that the executive officer meets certain individual performance objectives (the “Individual Goals”). The Corporate Goals and the Individual Goals will be set by the Compensation Committee. The Amendments also provide for grants, effective March 1, 2013, of 20,000 shares of restricted WebMD Common Stock (“Restricted Stock”) under WebMD’s Amended and Restated 2005 Long-Term Incentive Plan, with such grants being scheduled to vest in full on March 1, 2016 (the third anniversary of the date of grant); provided, however, that vesting of up to 50% of the amount granted may occur on March 15, 2014 to the extent that the Corporate Goals are met and vesting of up to 50% may occur at that time to the extent that, for the specific executive officer, the Individual Goals are met. Under the Amendments, the Compensation Committee and WebMD’s Chief Executive Officer will have the authority to determine to what extent the goals are met and the Compensation Committee may adjust the goals as it determines to be appropriate in light of any acquisitions, divestitures or other circumstances. The Amendments also provide that:

•	following a termination without cause or resignation for good reason, the executive would be entitled to the following:

–	payment of base salary for a 12 month period and payment of certain amounts in respect of COBRA premiums for up to a 12 month period; and

–	for 2014 and later years, if the date of termination of employment is on or after July 1 and before bonuses for that year are paid, the executive would be paid the bonus that he would have received for that year, with payment generally to be made at the time bonuses for that year are paid to other executives; and

•	if the termination without cause or resignation for good reason occurs following a change in control of WebMD, the executive would also be entitled to the following:

–	if termination of his employment occurs prior to payment of bonuses for 2013, the bonus amount for 2013 shall be the greater of $300,000 and the portion of such bonus achieved through the date of termination;

–	the unvested portion, if any, of the Restricted Stock granted to the executive officer on March 1, 2013 (as described above) would vest upon the termination of his employment; and

–	each outstanding option grant made to Mr. Pence and each outstanding option grant made to Dr. Zatz after July 23, 2011 would continue to vest as scheduled until the next vesting date of such grant following the termination of his employment.

Post-employment payments and benefits that may be due to the executive are subject to his compliance with the restrictive covenants applicable to him under his employment agreement with WebMD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: March 6, 2013	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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